EXHIBIT NO. 5 & 23
TAYLOR AND ASSOCIATES, INC.
2681 East Parleys Way, Suite 203
Salt Lake City, Utah 84109

September 14, 2000

Board of Directors
1401 Brook Drive
Downers Grove, Illinois 60515

Re: Lexon Technologies, Inc.
    Registration Statement on Form S-8

Ladies and Gentlemen:

We have been retained by Lexon Technologies, Inc. (the "Company") in connection with the registration statement (the "Registration Statement") on Form S-8 to be filed by the Company with the Securities and Exchange Commission relating to the securities of the Company. You have requested that we render our opinion as to whether or not the securities proposed to be issued on the terms set forth in the Registration Statement will be validly issued, fully paid, and nonassessable.

In connection with this request, we have examined the following:

  1.  Articles of Incorporation of the Company, and amendments thereto;
  2.  Bylaws of the Company;
  3.  Unanimous Consent resolutions of the Company's Board of Directors;
  4.  The Registration Statement; and
  5. The Company's 2000 Stock Option Plan, included as an exhibit to the Registration Statement.

We have examined such other corporate records and documents and have made such other examinations as we have deemed relevant.

Based on the above examination, we are of the opinion that the securities of the Company to be issued pursuant to the Registration Statement are validly authorized and, when issued in accordance with the terms set forth in the Registration Statement, will be validly issued, fully paid, and nonassessable under the corporate laws of the state of Delaware.

This opinion is limited in scope to the shares to be issued pursuant to the Registration Statement and does not cover subsequent issuance of shares to be made in the future. Such transactions are required to be included in either a new registration statement or a post-effective amendment to the Registration Statement, including updated opinions concerning the validity of the issuance of such shares.

Further, we consent to our name, Taylor and Associates, Inc., being included in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

Sincerely,

TAYLOR AND ASSOCIATES, INC.

/S/TAYLOR AND ASSOCIATES, INC.